UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 30, 2004

IFT CORPORATION
(Exact name of Registrant as Specified in its Charter)

Delaware	001-31354	13-3545304
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Quorum Business Center, 718 South Military Trail, Deerfield Beach, FL 33442
(Address of Principal Executive Offices and Zip Code)

(954) 428-8686
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⁭	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⁭	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⁭	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⁭	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

URECOATS INDUSTRIES INC.
FORM 8-K
DECEMBER 30, 2004
INDEX

		Page

SECTION 3	SECURITIES AND TRADING MARKET

	Item 3.02 - Unregistered Sales of Equity Securities	3

SIGNATURES		4

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SECTION 3 - SECURITES AND TRADING MARKET

Item 3.02 - Unregistered Sales of Equity Securities

The Company issued securities, for certain private transactions, in reliance on Section 4(2) of the Act, as described below:

1.	On December 30, 2004, the Company paid an aggregate of $776,982.90 in dividends in the form of 2,877,714 shares of restricted common stock of the Company to the former holders of the Series B and C Preferred Stock. This amount of $776,982.90 had been accrued prior to the automatic conversion of the Series B and C Preferred Stock on September 30, 2003 and January 1, 2004, respectively. The price per share used for such issuance was calculated based on the closing price of the Company's common stock as traded on the American Stock Exchange on December 30, 2004 or $.27 per share. Richard J. Kurtz, the Chairman of the Board, was the sole owner of the Series B Preferred Stock, and accrued $213,497.28 in dividends related to the Series B Preferred Stock, which was satisfied by the issuance of a total 790,731 shares of restricted common stock. In addition, Mr. Kurtz accrued $260,959.70 in dividends related to the Series C Preferred Stock, which was satisfied by the issuance a total of 966,517 shares of restricted common stock. Mark A. Reichenbaum, a former director who resigned on December 15, 2004, had accrued $128,931 in dividends related to the Series C Preferred Stock, which was also satisfied by the issuance of 477,524 shares.

2.	On January 4, 2005, the Company issued 18,181,818 shares of restricted common stock to Richard J. Kurtz, Chairman of the Board, in exchange for his cancellation of $6,000,000 of indebtedness of the Company represented by term loans bearing interest at 9% per annum, which were advanced to the Company and its subsidiaries during the period commencing with the fourth quarter of 2003 to date. The price per share used to determine the number of shares of restricted common stock that Mr. Kurtz was entitled to for this transaction was 110% of the closing price of the Company's common stock as traded on the American Stock Exchange on January 4, 2005 or $ .33 per share.

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SIGNATURES

Pursuant to the requirements of the Securities exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 6, 2005	IFT CORPORATION

	By:	/s/ Michael T. Adams, President
Michael T. Adams
President

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